Exhibit 21.1

ADI Global Distribution Inc.

Subsidiaries of the Registrant

The following entities are expected to be subsidiaries of ADI Global Distribution Inc. upon completion of the separation from Resideo Technologies, Inc. described in the information statement:

Name of Subsidiary	Jurisdiction of Organization
ADI Global Distribution Funding LLC	Delaware
Snap One Holdings Corp.	Delaware
ADI Global Distribution LLC	Delaware
ADI EMEA Limited	United Kingdom
Ademco SRL	Argentina
ADI Distribution Mexico, S. de R.L. de C.V.	Mexico
ADI of Puerto Rico, Inc.	Puerto Rico
Snap One, LLC	North Carolina
ADI Global Canada Limited	Canada
Control4 Switzerland AG	Switzerland
Control4 India Pvt. Ltd.	India
Control4 Smart Control Technology Shanghai Co., Ltd	China
Snap One Australia Pty. Ltd.	Australia
Snap One APAC Pty. Ltd.	Australia
SunBrite Holding Corp.	Delaware
SunBrite TV LLC	Delaware
ADI Global Distribution Denmark A/S	Denmark
ADI-Gardiner Limited	United Kingdom
ADI-Gardiner Netherlands B.V.	Netherlands
ADI-Gardiner NV	Belgium
ADI Global Czech Republic s.r.o	Czechia
ADI Global Germany GmbH	Germany
Ademco ADI Global Distribution, S.L.	Spain
Ultrak Security Systems Sp.z.o.o.	Poland
ADI – Gardiner SAS	France
ADI Global Slovakia	Slovakia
ADI Global Distribution AB	Sweden
ADI-Gardiner Ireland Limited	Ireland
Snap One DOO Beograd	Serbia
4813260 Nova Scotia Company	Canada